EXHIBIT 99.1

                                  PRESS RELEASE

         EDUCATIONAL DEVELOPMENT CORPORATION REPORTS NINE MONTHS RESULTS
                          AND DECLARES ANNUAL DIVIDEND

TULSA, Okla.--January 12, 2006--The Company reports that net revenues increased slightly, up 4% for the quarter, after experiencing a small decline in the previous two quarters. Net revenues in the Publishing Division increased 15% for the quarter ending November 30, 2005 when compared with the same quarter last year and are up 13% for the nine months. This trend has continued in the Publishing Division with December recording a 24% increase in net revenues.

Net revenues in the Home Business Division increased 1.3% for the three months ended November 30, 2005 after experiencing a 10.5% decline in the previous three months. The increase is attributed to additional sales force incentives put in place in August and continued through December. The additional incentives were also responsible for a record number of new sales associates joining the organization, 1,500 during the last week of August and the month of September. The additional incentives, along with increased shipping costs, were primarily responsible for lower margins in the quarter.

The Company's continued profit and cash flow generation have allowed the repayment of virtually all of the debt under its current loan agreement, with the current balance under $100,000.

The positive cash flow and debt position has prompted the Board of Directors to authorize a $0.20 per share cash dividend, a 33% increase over last year's cash dividend of $0.15 per share. The dividend will be paid on May 12, 2006 to shareholders of record May 2, 2006.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                            Three Months Ended November 30,      Nine months Ended November 30,
                                           ---------------------------------   ---------------------------------
                                                 2005              2004              2005              2004
                                           ---------------   ---------------   ---------------   ---------------
Net Revenues                               $     9,683,000   $     9,331,100   $    24,703,800   $    24,876,600
                                           ===============   ===============   ===============   ===============
Earnings Before Income Taxes               $     1,167,100   $     1,298,100   $     3,008,000   $     3,359,200
Income Taxes                                       428,000           488,700         1,128,900         1,273,000
                                           ---------------   ---------------   ---------------   ---------------
Net Earnings                               $       739,100   $       809,400   $     1,879,100   $     2,086,200
                                           ===============   ===============   ===============   ===============
Earnings Per Share:
    Basic                                  $          0.20   $          0.21   $          0.50   $          0.53
                                           ===============   ===============   ===============   ===============
    Diluted                                $          0.19   $          0.20   $          0.48   $          0.50
                                           ===============   ===============   ===============   ===============
Weighted Average Shares:
    Basic                                        3,753,923         3,878,975         3,745,704         3,954,306
                                           ===============   ===============   ===============   ===============
    Diluted                                      3,898,439         4,055,713         3,901,772         4,147,691
                                           ===============   ===============   ===============   ===============

     Contact:
             Educational Development Corporation
             Randall White, (918) 622-4522